EXHIBIT 11

                   OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES

                 Computation of Earnings (Loss) Per Common Share

                                                                1996           1995         1994
                                                                ----           ----         ----
Primary
         Net earnings                                       $ 1,303,126        480,874       112,407
         Preferred stock dividends (8%, payable in kind)        187,252           --            --
         Imputed preferred dividends                          1,286,471           --            --
                                                            -----------    -----------   -----------
         Earnings (loss) available to common shareholders      (170,597)       480,874       112,407
         Shares:
         Weighted average number of shares outstanding        5,434,040      4,694,352     4,504,372
         Assuming  exercise of  warrants  and  options,
              net of number of shares  which could have
              been  purchased with the exercise of such
              options based on the treasury stock method
              (using average price for the period)              164,886        110,506        86,619
                                                            -----------    -----------   -----------

         Weighted average number of shares, adjusted          5,598,926      4,804,858     4,590,991
                                                            -----------    -----------   -----------

         Primary earnings (loss)  per common share and
              common equivalent share:
         Net earnings (loss)                                $     (0.03)          0.10          0.02
                                                            ===========    ===========   ===========

Assuming full dilution
         Net earnings                                       $ 1,303,126        480,874       112,407
         Preferred stock dividends (8%, payable in kind)        187,252           --            --
         Imputed preferred dividends                          1,286,471           --            --
                                                            -----------    -----------   -----------
         Earnings (loss) available to common shareholders      (170,597)       480,874       112,407
         Shares:
         Weighted average number of shares outstanding        5,434,040      4,694,352     4,504,372

         Assuming exercise of warrants and options, net
              of number of shares which could have been
              purchased with the exercise of such options
              based on the treasury stock method
              (using year-end market price)                     213,592        133,223        90,708
                                                            -----------    -----------   -----------

         Weighted average number of shares, adjusted          5,647,632      4,827,575     4,595,080
                                                            -----------    -----------   -----------

         Earnings per common share and common
                    equivalent share:
               Net earnings (loss)(a)                       $     (0.03)          0.10          0.02
                                                            ===========    ===========   ===========


(a)   This  calculation is submitted in accordance with Regulation S-B item 601(b)(11)  although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.



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